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                                                                Exhibit 23(p)(4)

                               INVESTMENT ADVISER
                                 CODE OF ETHICS
                                       FOR
                                 COVERED PERSONS

                                 AS ADOPTED BY:
                    COLUMBIA MANAGEMENT INVESTMENT ADVISERS,
            LLC AND COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

                                    EFFECTIVE
                                   MAY 1, 2010


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HOW TO USE THIS CODE

The Code of Ethics describes the various policies and procedures you must follow as a COVERED PERSON of Columbia Management Investment Advisers, LLC ("CMIA") - formerly known as RiverSource Investments, LLC and Columbia Management Investment Distributors, Inc. ("CMID"). All references to CMIA shall also be deemed to include J. & W. Seligman & Co. Incorporated.

The Code of Ethics is an entirely separate document from the Ameriprise Code of Conduct. While both contain similar language and descriptions of personal conduct at the firm, the Code of Ethics is your guide for personal trading activity.

Navigation

TABLE OF CONTENTS: The following page displays the table of contents for the Code of Ethics and is your starting point for finding where you need to go. All of the major section headings are listed, followed by their sub-headings, with page numbers for each.

SECTION NUMBERS: Some sections or rules may be linked to other sections contained in the Code of Ethics. Instead of repeating information throughout the document, you will instead be directed to reference a section number where you can find the original information. The first number represents the major section heading and the second number represents the sub-heading.

Key References

DEFINITIONS: Key terms that are capitalized, italicized and BOLDED in the Code are either defined with first use or found in the Appendix.

SPECIFIC RULES BY ROLE: Some positions carry more stringent guidelines based on the nature of the role and the information available to the individual. Personnel with these roles can quickly access the specific rules applicable to them in sections 4.0 through 6.0. Sections 2.0 through 3.0 set forth the requirements applicable to all COVERED PERSONS subject to this Code.

FORMS: If a form is required for a certain activity or policy, you can find it (electronic location TBD). The Appendix lists what forms are available.

Additional Resources

Even if you read the Code of Ethics several times over, you may have particular situations or questions that require more explanation or guidance. In these instances we strongly


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encourage you to contact Personal Trade Compliance directly so we may assist you. You may either contact us via:

     PERSONAL TRADING INBOX: An email inbox staffed by our analysts during normal business hours. Describe your inquiry and send your message to personal.trading@ampf.com. We will respond to your message within 24 hours.

     PERSONAL TRADING HOTLINE: If you would rather speak directly with a member of the department, call our hotline at 612-671-5196. If we're unavailable during our normal business hours, leave a message and we'll respond within 24 hours.


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TABLE OF CONTENTS

HOW TO USE THIS CODE                                                     2

1.0 OVERVIEW                                                             5
   1.1  Required Standards of Business Conduct                           5
   1.2  Fiduciary Principles                                             5
   1.3  Basis of Rules                                                   6
   1.4  Applicability of Rules                                           7
   1.5  Entities Adopting Code                                           7
   1.6  Additional Policies                                              7

2.0 GENERAL RULES AND REPORTING REQUIREMENTS                             8
   2.1  General Rules for All Covered Persons                            8
   2.2  Reporting Requirements                                           9
   2.3  Gifting Securities                                              10
   2.4  Unusual Trading Activity                                        11
   2.5  Violations or Suspected Violations                              11
   2.6  Sanctions                                                       12

3.0 SPECIFIC TRADING RULES FOR ALL COVERED PERSONS                      13
   3.1  Covered Persons Definition                                      13
   3.2  Preclearance of Security Trades                                 14
   3.3  Limited Offerings (Private Placement) Preclearance              14
   3.4  30 Day Holding Period for Individual Securities at a Profit     15
   3.5  30 Day Holding Period for Covered Funds including Covered
           Closed-End Funds                                             16
   3.6  Additional Rules for Certain Personnel                          16

4.0 RULES BY ROLE: PORTFOLIO MANAGERS                                   16
   4.1  Portfolio Managers Definition                                   17
   4.2  14 Day Blackout Period                                          17
   4.3  Personal Trading Contrary to Client Account Holdings            17

5.0 RULES BY ROLE: RESEARCH ANALYSTS                                    18
   5.1  Research Analyst Definition                                     18
   5.2  Prohibitions on Coverage List Securities                        18

6.0 RULES BY ROLE: SATELLITE OFFICE PERSONNEL                           19
   6.1  Satellite Office Personnel Definition                           19
   6.2  14 Day Blackout Period                                          19
   6.3  Personal Trading Contrary to Fund Holdings and Client Account
           Holdings                                                     19

7.0 AMERIPRISE FINANCIAL INSIDER TRADING POLICY SUMMARY                 20


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8.0 AMERIPRISE FINANCIAL LIMITED CHOICE POLICY                          22

APPENDIX                                                                23
   Definitions                                                          24
   Separate Appendix Publications                                       25

SEC. 1.0 - OVERVIEW

1.1 - Required Standards of Business Conduct

Under this Code of Ethics, all COVERED PERSONS of CMIA and CMID which may include persons who are employees or associated persons of Ameriprise Financial, Inc. ("Ameriprise Financial"), must comply with Ameriprise Financial's standards of business conduct. These standards are the following:

     . You must comply with all applicable laws and regulations including the federal securities laws

     .    You must comply with our fiduciary obligations;

     .    You must comply with this Code of Ethics;

The above standards apply to everyone, at all levels of the organization. Following applicable laws and regulations is mandatory and is not subject to business priorities or individual choices.

Under this Code of Ethics you have a duty to promptly report any violation or apparent violation of the Code of Ethics to the Chief Compliance Officer or Personal Trade Compliance. This duty exists whether the violation or apparent violation is yours or that of another COVERED PERSON. Retaliation against individuals who report violations or apparent violations of the Code in good faith is not permitted. Any associated person who violates the Code is subject to sanctions, however, self-reporting of violations will be considered as a mitigating circumstance and potentially could lessen the severity of the sanction.

1.2 - Fiduciary Principles

The Investment Advisers Act of 1940 imposes a fiduciary duty on an investment adviser to act in utmost good faith with respect to clients, and to provide full and fair disclosure of all material facts, particularly where the adviser's interests may be in conflict with the client's. The adviser has a duty to deal fairly and act in the best interests of its clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:


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     .    The interests of our advised and sub-advised account clients
          (including MUTUAL FUND and PRIVATE FUND investors) must be placed first at all times.

     . All personal trading transactions must be conducted consistent with the rules contained in this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

     . You should never use your position with the company, or information acquired during your employment, in your personal trading in a manner that may create a conflict - or the appearance of a conflict - between your personal interests and the interest of the company or its customers and clients. If such a conflict or potential conflict arises, you must report it immediately to Personal Trade Compliance either through the hotline or email inbox.

     . Company personnel should not take inappropriate advantage of their positions.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

     .    Defrauds a client in any manner;

     .    Misleads a client, including any statement that omits material facts;

     .    Operates or would operate as a fraud or deceit on a client;

     .    Functions as a manipulative practice with respect to a client; and

     .    Functions as a manipulative practice with respect to securities.

THESE RULES DO NOT IDENTIFY ALL POSSIBLE CONFLICTS OF INTEREST, AND LITERAL COMPLIANCE WITH EACH OF THE SPECIFIC PROVISIONS OF THIS CODE OF ETHICS WILL NOT SHIELD COMPANY PERSONNEL FROM LIABILITY FOR PERSONAL TRADING OR OTHER CONDUCT THAT IS DESIGNED TO CIRCUMVENT ITS RESTRICTIONS OR VIOLATES A FIDUCIARY DUTY TO OUR CLIENTS.

1.3 - Basis for Rules

The rules and procedures that apply to personal trading for COVERED PERSONS are derived from securities and investment laws, rules, regulatory guidelines and corporate policies:

     .    Securities and Exchange Commission (SEC)

     .    Financial Industry Regulatory Authority (FINRA)

     .    Securities Act of 1933

     .    Securities Exchange Act of 1934

     .    Investment Company Act of 1940 (Rule 17j-1)

     .    Investment Advisers Act of 1940 (Rule 204A-1)

     .    Insider Trading and Securities Fraud Enforcement Act of 1988

     . Investment Company Institute (ICI) Guidelines to Industry on Personal Investing


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1.4 - Applicability of Rules

These rules apply to securities trading in which you have a BENEFICIAL OWNERSHIP. In general, BENEFICIAL OWNERSHIP includes accounts held in the name of any of the following individuals (including as trustee or indirectly through a power of attorney):

     .    You

     .    Your spouse/partner

     .    Other members of your household

     .    Any financial dependants to you

More specific examples of individuals and accounts that qualify under the BENEFICIAL OWNERSHIP definition are available in the appendix.

1.5 - Entities Adopting/Approving Code

In addition to CMIA, the entities adopting or approving this code include the MUTUAL FUNDS sponsored and managed by CMIA (i.e., retail mutual funds, variable portfolio funds, including those funds branded as Columbia, RiverSource, Seligman, Threadneedle MUTUAL FUNDS and COVERED CLOSED-END FUNDS), Ameriprise Certificate Company, Ameriprise Financial Services, Inc. (in its capacity as underwriter to Ameriprise Certificate Company), Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund Distributors, Inc. in its capacity as underwriter to certain MUTUAL FUNDS) and J. & W. Seligman & Co. Incorporated.

While the Code applies to CMIA's U.S. based personnel, certain portions of the Code apply to COVERED PERSONS located outside of the U.S. Reference sheets for these non-U.S. operations are located in (TBD) and will detail what sections of this Code apply to COVERED PERSONS in these locations.

NOTE: FOR MEMBERS SERVING ON THE BOARD OF DIRECTORS FOR ANY OF THE ENTITIES LISTED ABOVE, THIS CODE OF ETHICS ONLY APPLIES TO INTERESTED DIRECTORS OF THE ENTITIES. INDEPENDENT DIRECTORS ARE COVERED UNDER CODES SPECIFIC TO THEIR INDIVIDUAL ENTITIES. In terms of the Funds overseen by the Columbia Nations and Columbia Atlantic Boards, the Funds have adopted a separate Code of Ethics Policy; a person who is an "access person" of the Funds and an "access person" of CMIA (including any Sub-adviser) or CMID is only required to report under and otherwise comply with this Code (or the Sub-adviser's or principal underwriter's Rule 17j-1 code of ethics). Other "access persons" of the Funds, are covered by the Columbia Funds' Code of Ethics Policy.

1.6 - Additional Policies

COVERED PERSONS of CMIA must also comply with other company policies, which are not contained in this Code of Ethics, that promote fair and ethical standards of business


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conduct. These policies include the Ameriprise Financial Code of Conduct, the
Gifts and Entertainment Policy, the Insider Trading Policy, the Privacy Policy and the Portfolio Holdings Disclosure Policy. Copies of these policies are available through Inside.

SEC. 2.0 - GENERAL RULES AND REPORTING REQUIREMENTS

2.1 - General Rules for All COVERED PERSONS

THESE GENERAL RULES, ALONG WITH THE PROCEDURES CONTAINED IN THE REST OF THIS DOCUMENT, MUST ALWAYS BE FOLLOWED:

INVESTMENT LAWS

     1. No misuse of material non-public information relating to any securities including information relating to portfolio holdings or pricing of COVERED FUNDS, including COVERED CLOSED-END FUNDS, and RiverSource PRIVATE FUNDS. Refer to Section 7.0 for additional information.

     2. No front-running. This involves an individual taking advantage of non-public information about imminent trading activity in our COVERED FUNDS or other advised accounts (including PRIVATE FUNDS) by trading in a security before an account of a CMIA client does. YOU ARE NOT ALLOWED TO TRADE IN A PARTICULAR SECURITY AHEAD OF, OR AT THE SAME TIME AS, ACCOUNTS OF COLUMBIA CLIENTS.

     3. No market timing (short-term trading) in shares of MUTUAL FUNDS or other pooled vehicles. This prohibition applies across all accounts in which you have a beneficial interest. Market timing practices are frequent trading practices by certain shareholders intended to profit at the expense of other shareholders by selling shares of a fund shortly after purchase. Market timing may adversely impact a fund's performance by preventing the investment manager from fully investing the assets of the fund, diluting the value of shares held by long-term shareholders, or increasing the fund's transaction costs.

COMPANY TRADING POLICIES

     1. No purchasing of stock Initial Public Offerings ("IPOs") of equity securities, other than IPOS of Closed-End Funds. Initial offerings of other types of securities may be acceptable; contact Personal Trade Compliance for preclearance of these issues.


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     2.   No direct trades with broker/dealers' trading desks or non-retail relationships with broker/dealers.

     3. No speculative trading of Ameriprise Financial stock, which is characterized by multiple transactions in a short period of time, transactions in "put" or "call" options, short sales or similar derivative transactions. This includes soliciting speculative trades in Ameriprise Financial securities or offering or soliciting an opinion on Ameriprise Financial stock.

     4. Certain COVERED PERSONS are prohibited from joining or being a member of an Investment club. If you wish to participate in an investment club, contact Personal Trade Compliance.

FAIRNESS AND TRANSPARENCY

     1. No preferential treatment from other brokerage firms due to the COVERED PERSON'S employment by or association with Ameriprise Financial and CMIA.

     2. No use of Ameriprise Financial's name (or the name of any of its subsidiaries) to obtain a better price from a broker who is a market maker in the security being traded.

     3. When engaging in a personal securities transaction, a COVERED PERSON shall always place the interests of clients first and avoid any actual or potential conflict of interest or abuse of his or her position. This includes using best judgment in giving investment advice to clients and not taking into consideration the COVERED PERSON'S own personal financial situation or interests in doing so.

ADDITIONAL RULES

     1. ADDITIONAL RULES ARE APPLICABLE TO COVERED PERSONS WHO FALL WITHIN ONE OR MORE OF THE FOLLOWING CATEGORIES OF PERSONNEL: PORTFOLIO MANAGERS, RESEARCH ANALYSTS OR SATELLITE OFFICE PERSONNEL. THESE RULES WILL BE DESCRIBED IN THE "RULES BY ROLE" IN SECTIONS 4.0 THROUGH 6.0.

2.2 - Reporting Requirements


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ALL PERSONAL SECURITIES TRADING ACTIVITIES (E.G., STOCKS, OPTIONS, BONDS AS WELL
AS SHARES OF COVERED FUNDS), WHETHER BOUGHT OR SOLD, MUST BE REPORTED, WITH THE EXCEPTION OF TRANSACTIONS IN MONEY MARKET MUTUAL FUNDS AND CERTIFICATES OF DEPOSIT, TRANSACTIONS IN THE AMERIPRISE 401(K) PLAN AND OTHER TRANSACTIONS SPECIFICALLY EXCLUDED IN THE SECURITIES REPORTING LIST. YOU MUST REPORT ACTIVITY INVOLVING SECURITIES TRADING IN WHICH YOU HAVE A BENEFICIAL OWNERSHIP.

     1. Initial Holdings Disclosure: Upon joining CMIA or otherwise first becoming a COVERED PERSON, you must disclose all BROKERAGE ACCOUNTS with certain securities holdings (as indicated in the Securities Reporting List) in which you have BENEFICIAL OWNERSHIP. All COVERED PERSONS when they first become subject to the Code are provided with a Code of Ethics information folder that includes an Initial Personal Account and Holdings Disclosure form. This form must be returned to Personal Trade Compliance H26/1880 within 5 DAYS of becoming a COVERED PERSON.

     2. Annual Certification and Annual Holdings Disclosure: COVERED PERSONS are also required to submit an annual accounts and holdings certification form. This form allows the individual to update the BROKERAGE ACCOUNTS and certain securities holdings in which they have BENEFICIAL OWNERSHIP based on changes that may have occurred during the year.

     3. Quarterly Reporting and Certification: On a quarterly basis, COVERED PERSONS must also disclose executed securities transactions outside of a previously reported and approved BROKERAGE ACCOUNTS or transactions in COVERED FUNDS. You must return the quarterly reporting form to Personal Trade Compliance within 30 calendar days of the last day of the quarter. You must also certify quarterly that you have complied with the provisions of this Code of Ethics relating to transactions in COVERED FUNDS.

FAILURE TO COMPLETELY AND ACCURATELY DISCLOSE BROKERAGE ACCOUNTS AND COVERED FUND ACCOUNTS, HOLDINGS AND QUARTERLY NON-BROKERAGE ACTIVITY BY THE TIME FRAMES SPECIFIED BY PERSONAL TRADE COMPLIANCE IS A VIOLATION OF THE CODE AND MAY RESULT IN SANCTIONS, WHICH INCLUDES POSSIBLE TERMINATION.

2.3 - Gifting Securities


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If you gift securities to a Non-Profit Organization, please provide the following information in writing, prior to making the gift, to Personal Trade
Compliance:

     .    the name of the organization to which you are giving the securities

     .    a description of the security and the number of shares being given

     .    the day you intend to buy the security (if not already owned)

     . the day you intend to give the securities (if the gift was not actually given on the day intended, please inform Personal Trade Compliance)

Approval is not necessary for a gift to a Non-Profit Organization but Personal Trade Compliance should be notified in advance, and the 30-day holding rule and 7-day blackout rule do not apply.

For gifting securities to a for-profit organization, individual, trust or other person or entity (other than a Non-Profit Organization), the preclearance requirement and 7-day blackout rule do apply if you are purchasing the securities you intend to give. Refer to Section 3.2 for preclearance requirements. The 30-day rule does not apply should the recipient of the gift choose to sell the security. You will need to report the transaction on the quarterly certification form.

2.4 - Unusual Trading Activity

THE PERSONAL TRADE COMMITTEE AND YOUR DEPARTMENT HEAD REVIEW YOUR PERSONAL TRADING ACTIVITY REGULARLY. WE MAY ASK TO REVIEW SPECIFIC TRANSACTIONS WITH YOU OR YOUR BROKER IF CLARIFICATION IS NECESSARY. YOU MAY ALSO BE ASKED TO SUPPLY COMPLIANCE WITH A WRITTEN OR ORAL EXPLANATION OF YOUR PERSONAL TRADE(S). EXAMPLES OF SITUATIONS THAT MAY REQUIRE EXPLANATION INCLUDE, BUT ARE NOT LIMITED
TO:

     .    VIOLATIONS OF PERSONAL TRADING RULES

     . TRADES IN A SECURITY SHORTLY BEFORE TRADES BY CMIA CLIENTS IN THE SAME SECURITY ON BEHALF OF A CLIENT

     .    PATTERNS OF PERSONAL TRADING THAT ARE SIMILAR TO YOUR CLIENTS' TRADING

     . significant changes in trading volume or consistently excessive trading volume

     .    PATTERNS OF SHORT-TERM, IN AND OUT TRADING

     .    significant positions in illiquid securities

     . a number of associated persons trading in the same security in the same time frame

In addition to the above, frequent trading activity is strongly discouraged. Although no set limit of trades during a period of time is expressly stated by the firm, COVERED PERSONS should understand they may come under scrutiny for frequent trading activity, which could result in corrective measures if the activity is deemed especially excessive.

2.5 - Violations or Suspected Violations

If the Chief Compliance Officer ("CCO") or delegate becomes aware of a violation or suspected violation of the Code as a result of such review, the CCO (or delegate) shall take whatever steps are deemed necessary to enforce the provisions of the Code.


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A person charged with a violation of the Code may request to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

2.6 - Sanctions

Sanctions will be imposed for violations of this Code. These sanctions are communicated via violation letters and may vary depending on the severity of the violation, if a record of previous violations exists and/or whether the violation was self-reported. Examples of potential sanctions include (but are not limited to):

     . a written reminder about the rules (with a copy to the individual's manager)

     . notification to your broker to freeze your account from any buy-side trading, allowing only transfers and liquidations.

     .    suspension of all personal trading for a specific period of time

     .    forfeiture of profits

     .    monetary fine

     . negative impact on the individual's bonus or other compensation and or performance rating

     .    termination

A written record of each violation and sanction is maintained by Asset Management Compliance.


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SEC. 3.0 - SPECIFIC TRADING RULES FOR ALL COVERED PERSONS

THE FOLLOWING SPECIFIC TRADING RULES APPLY TO ALL COVERED PERSONS

3.1 - COVERED PERSONS Definition

Employees of CMIA and other persons who are employees or associated with Ameriprise Financial, who (i) have access to nonpublic information regarding the purchase or sale of securities by CMIA clients or non public information regarding the portfolio holdings of COVERED FUNDS and CMIA PRIVATE FUNDS, (ii) are involved in making securities recommendations to, or purchasing or selling securities for CMIA, or (iii) who have access to CMIA recommendations that are nonpublic.

These individuals meet one or more of the following criteria:

     1. Have access to information regarding impending purchases or sales of portfolio securities for any account owned or managed by CMIA.

     2.   Have access to information on the holdings or transactions of
          (i)COVERED FUNDS advised by or sub-advised by CMIA, or for which an affiliate of CMIA serves as principal underwriter, or(ii) PRIVATE FUNDS, in each case within 30 days of the date of the holdings or transaction activity.

     3.   Have access to investment research and recommendations of CMIA.

     4. Work in the Investment Department of CMIA, including, but not limited to, the following locations: Minneapolis, Boston, Cambridge, Hartford, Charlotte, Los Angeles, Menlo Park, Portland (OR) and New York.

     5.   Participate in the investment decision-making process.

     6. Have a specific role which compels COVERED PERSON status, such as the member of a staff group that provides ongoing audit, compliance, or legal support to money management businesses.

     7. Have been designated as a COVERED PERSON for any other reason, such as working on a project where you have access to investment information.

The definition of COVERED PERSON does not include certain senior executives of Ameriprise Financial, Inc. who have been determined by Asset Management Compliance to not have access to nonpublic information relating to securities trading activities of CMIA.


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3.2 - Preclearance of Security Trades

You MUST obtain prior approval - known as preclearance - when trading in any of the securities noted on the "Securities Reporting List" available in the appendix.

You must preclear trades in all accounts in which you have BENEFICIAL OWNERSHIP. For example, if your spouse is planning a trade in his/her account, you are responsible for following the preclearance procedures prior to the transaction being placed.

Procedures for obtaining preclearance are detailed in the "Obtaining Trade Preclearance" reference sheet within (location TBD).

NOTE:

     . EVEN IF YOU RECEIVE PRECLEARANCE, YOU CANNOT BE ASSURED THAT YOU HAVE NOT VIOLATED THE CODE.

     . RECEIVING PRECLEARANCE DOES NOT EXEMPT YOU FROM OTHER PERSONAL TRADING RULES INCLUDED IN THIS CODE.

     .    IN ALL THE CASES PRECLEARANCE IS GOOD ONLY FOR THE DAY IT IS GIVEN.

EXEMPTIONS:

Certain transactions are exempt from the preclearance requirement. The following are some common examples - a more detailed list is available in the appendix:

     . Transactions within CMIA retirement plans or company-directed 401(k) plans

     .    Opening and subsequent transactions in a 529 Education Plan

     . Transactions that are non-volitional (e.g., stock splits, automatic conversions)

3.3 - Limited Offerings (Private Placement) Preclearance - Equity and Fixed
Income

     All COVERED PERSONS need to obtain approval to invest in any Limited Offerings (i.e., a security not offered to the general public including private placements of issuers such as hedge funds). Approvals must be obtained in writing from your immediate leader and Personal Trade Compliance PRIOR to investing (note exception processing below applicable to PRIVATE FUNDS sponsored and managed by CMIA. Before making such a request, you


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should consider whether your investment might create a conflict with a business interest of CMIA or any of its affiliates.

Procedures for obtaining preclearance are detailed in the "Private Placement Preclearance" reference sheet within your Code of Ethics folder.

SPECIAL INSTRUCTIONS FOR INVESTMENTS IN CMIA PRIVATE FUNDS

When seeking to make an initial investment in CMIA PRIVATE FUNDS you must:

     1)   Obtain your immediate leader's approval

     2) Submit your request and leader's approval to Hedge Fund Administration as you go through the normal subscription process for that fund. Hedge Fund Administration will grant or deny approval in consultation with Personal Trade Compliance.

When seeking to make a subsequent investment in a CMIA PRIVATE FUND you must:

     1) Submit your request and to Hedge Fund Administration as you go through the normal subscription process for that fund. Hedge Fund Administration will grant or deny approval.

3.4 - 30 Day Holding Period for Individual Securities at a Profit

Short term trading at a profit in securities on the Securities Reporting List is prohibited under the Code. COVERED PERSONS may not buy, then sell (or sell short, then cover the short) the same securities (or equivalent) within 30-calendar days if the trade would result in realizing a gain. You must wait until calendar day 31 (TRADE DATE + 30) to trade out of your position at a profit. This prohibition applies across all accounts in which you have BENEFICIAL OWNERSHIP (so that you cannot buy securities (or equivalent) in one account and sell the same security (or equivalent) from another account within 30 days at a net profit).

WHEN CALCULATING THE 30-DAY HOLDING PERIOD, YOU MUST USE THE LAST-IN, FIRST-OUT ("LIFO") METHOD. We use LIFO to discourage short-term trading. A first-in, first-out ("FIFO") or specific identification method could subvert this objective. However, systematic purchases that are automated investments at periodic intervals (including Dividend Reinvestments) are not subject to, and will not trigger, a 30-day holding period.

HARDSHIP EXEMPTIONS

In certain limited circumstances, an exemption to the holding period may be available, such as in the case of a material change to a Covered Person's economic circumstances. Exemptions must be approved by the CCO in advance of any trade that would otherwise


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violate the holding period. The procedure for obtaining an exemption to this rule is available in the appendix.

3.5 - 30 Day Holding Period for COVERED FUNDS, including COVERED CLOSED-END
FUNDS

No COVERED PERSON may sell shares of a COVERED FUND, including COVERED CLOSED-END FUNDS held for LESS THAN 30 CALENDAR DAYS.

You must wait until calendar day 31 (TRADE DATE + 30) to sell or redeem all or part of your position in a COVERED FUND, which includes COVERED CLOSED-END FUNDS. This prohibition applies across all accounts in which you have a BENEFICIAL OWNERSHIP (so that you cannot buy shares of a COVERED FUND, including a COVERED CLOSED-END FUND in one account and sell them from another account within 30 days).

WHEN CALCULATING THE 30-DAY HOLDING PERIOD, YOU MUST USE THE LAST-IN, FIRST-OUT ("LIFO") METHOD. Shares acquired from reinvested fund dividends and distributions are excluded from the 30 day holding period. We use LIFO to discourage short-term trading. A first-in, first-out ("FIFO") or specific identification method could subvert this objective.

KEY REMINDERS:

COVERED PERSONS are prohibited from engaging in market timing (short-term trading) in shares of any MUTUAL FUND or other pooled vehicles and must comply with the holding period policy established by any MUTUAL FUND held, even though the MUTUAL FUND may not be a COVERED FUND. Please see the Mutual Fund's prospectus for further information.

EXEMPTIONS:

Money Markets, Automated Investments and Withdrawal Programs and Dividend Reinvestments are not subject to, and will not trigger, a 30-day holding period.

3.6 - Additional Rules for Certain Personnel

     Additional rules are applicable to COVERED PERSONS who fall within one or more of the following categories of personnel:

     .    PORTFOLIO MANAGERS

     .    RESEARCH ANALYSTS

     .    SATELLITE OFFICE PERSONNEL

     These rules will be described in the "Rules by Role" in Sections 4.0 through 6.0.

SEC. 4.0 - RULES BY ROLE: PORTFOLIO MANAGERS


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IN ADDITION TO BEING SUBJECT TO THE RULES DESCRIBED FOR COVERED PERSONS (SECTION
3.0), PORTFOLIO MANAGERS ARE SUBJECT TO THE FOLLOWING SPECIFIC RULES.

4.1 - Portfolio Managers Definition

PORTFOLIO MANAGERS are individuals with direct responsibility and authority over investment decisions affecting any account owned or managed by CMIA and includes the person responsible for day-to-day investment decisions and other members of the PORTFOLIO MANAGER'S investment team.

4.2 - 14 Day Blackout Period

PORTFOLIO MANAGERS are not allowed to buy or sell a security during the fourteen-day blackout period:

     . TRADE DATE less 7 calendar days BEFORE and TRADE DATE plus 7 calendar days AFTER a fund or account they manage trades in that same (or equivalent) security. This means a PORTFOLIO MANAGER MUST WAIT UNTIL CALENDAR DAY 8 to trade the security.

This rule includes:

     .    all individual portfolio trades as well as

     . program trades, except program trades initiated in response to inflows/outflows where the increase/decrease in the individual position is less than 10 basis points of the portfolio.

However, the rule does NOT include:

     .    non-discretionary trades directed by the client

     . portfolio trades that are executed in "patterned" portfolios based on pre-determined criteria (e.g., cash level monitoring, dividend reinvesting, portfolio rebalancing) or

4.3 - Personal Trading Contrary to Client Account Holdings, including Fund Holdings

PORTFOLIO MANAGERS are prohibited from engaging in the short sale of a security if AT THE TIME OF THE TRANSACTION, any fund or account they manage has a long position in that same security.

In addition, Portfolio Managers are prohibited from engaging in buying a security personally if AT THE TIME OF THE TRANSACTION, they are short that position in any fund or account they manage.


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SEC. 5.0 - RULES BY ROLE: RESEARCH ANALYSTS

IN ADDITION TO BEING SUBJECT TO THE RULES DESCRIBED FOR COVERED PERSONS (SECTION 3.0), RESEARCH ANALYSTS ARE SUBJECT TO THE FOLLOWING SPECIFIC RULES.

5.1 - Research Analyst Definition

RESEARCH ANALYSTS are individuals who are responsible for making new investment recommendations or changes in recommendations. The rules below only apply to those research analysts who PUBLISH research for the intended use of other PORTFOLIO MANAGERS and other research analysts and investment personnel.

5.2 - Prohibitions on Coverage List Securities

RESEARCH ANALYSTS are prohibited from engaging in a personal securities transaction that involves securities issued by issuers on his or her Coverage List at the security (not issuer) level.

For example, a bond RESEARCH ANALYST would be restricted from buying bonds of an issuer on his or her Coverage List, but would not be restricted from buying stock of the issuer. This restriction includes securities convertible into, options on, and derivatives of, such securities.


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SEC. 6.0 - RULES BY ROLE: SATELLITE OFFICE PERSONNEL

IN ADDITION TO BEING SUBJECT TO THE RULES DESCRIBED FOR COVERED PERSONS (SECTION 3.0), SATELLITE OFFICE PERSONNEL ARE SUBJECT TO THE FOLLOWING SPECIFIC RULES.

6.1 - Satellite Office Personnel Definition

     CMIA Investment offices that are located outside of Minneapolis, MN, New York, NY and Boston, MA are designated as SATELLITE OFFICES. COVERED PERSONS working in these SATELLITE OFFICE locations are subject to the same specific rules that govern Portfolio Managers.

     A current listing of Satellite Office locations is available in the appendix.

6.2 - 14 Day Blackout Period

The 14-day blackout rule (described in Section 4.2) applies to all personnel in SATELLITE OFFICES to the extent that of trades by a PORTFOLIO MANAGER in that office. NOTE THAT THIS PROCESS DOES NOT TAKE THE PLACE OF THE STANDARD PRECLEARANCE PROCESS BUT IS IN ADDITION TO PRECLEARANCE.

6.3 - Personal Trading Contrary to Fund Holdings and Client Account Holdings


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SATELLITE OFFICE personnel are subject to the restriction detailed in Section
4.4 to the extent of holdings of clients of Portfolio Managers that are located in the same SATELLITE OFFICE.

SEC. 7.0 - AMERIPRISE FINANCIAL INSIDER TRADING POLICY

Ameriprise Financial prohibits any associated person from trading on the basis of or otherwise misusing material non-public ("inside") information. A quick summary of the policy is available below.

7.1 - What is "Insider Trading?"

Insider trading is generally understood as the practice of an individual trading securities while in possession of material, non-public information regarding those securities. Knowing the information has not been made public, the "insider" uses the information to their own trading advantage, placing other investors at a disadvantage since they did not have the opportunity to view the information at the same time.

The securities laws make it unlawful for any person, while in the possession of material non-public information, to trade or to recommend trading in securities, or to communicate the material non-public information to others (sometimes referred to as "tipping").

7.2 - What is "material, non-public information?"


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Information is "MATERIAL" if its dissemination is likely to affect the market price of any of the company's or other issuers' securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

Examples include:

     .    Dividend or earnings expectations;

     .    Changes in previously released earnings estimates;

     . Proposals or agreements involving a joint venture, merger, acquisition, divestiture;

     .    New products or services;

     .    Criminal indictments, civil litigation or government investigation;

     .    Competitive developments within the marketplace

Material information may be obtained by accident, from others in social situations, business gatherings, overheard conversations, misplaced documents and tips from insiders or other third parties, in addition to being directly provided by the company to key individuals with a "need to know."

NON-PUBLIC information is information that has not been made available to investors generally. Information can become public through disclosure in a national business and financial wire service, by a news service, or in a publicly disseminated disclosure document sufficient to consider the information generally available. The circulation of rumors or "talk on the street," even if accurate and widespread may not be considered public for purposes of insider trading prohibitions.

7.3 - Criminal and Civil / Regulatory Sanctions

Penalties for misusing material non-public information are severe. Depending on the circumstances, the Covered Person involved, his or her supervisor, Ameriprise Financial's principals, officers, directors, other supervisory personnel and the firm itself could all face substantial regulatory, civil and criminal sanctions.

If you are uncertain as to whether the information you possess is material non-public information on which no trading may occur, you should immediately contact an attorney in the General Counsels Office (GCO). Pending a final determination in consultation with the GCO, the information should be treated as material non-public information that cannot otherwise be communicated to any other person or misused.


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SEC. 8.0 - AMERIPRISE FINANCIAL LIMITED CHOICE POLICY

In order to comply with SEC expectations concerning the monitoring of trading activity within Covered Person accounts, Ameriprise Financial implemented a "limited choice" policy which dictates where certain types of securities must be held and traded.

8.1 - Limited Choice Brokers

     Unless you have an exception approved by Personal Trade Compliance, your personal securities must be held and trading must be conducted through one of three brokers - Ameriprise Financial Brokerage, Charles Schwab, or Merrill Lynch. This includes all accounts for which you are deemed to have BENEFICIAL OWNERSHIP (see Section 1.4).

8.2 - Opening New Accounts

You must immediately report any new accounts opened by completing the following steps:

     1. Complete the Brokerage Account Notification Form available (TDB) and return it to Personal Trade Compliance, H26/1880. Failure to properly carry out this notification process may result in a sanction.

     2. Notify your broker of your association with Ameriprise Financial. You are responsible for notifying your broker that you are affiliated with or employed by a broker/dealer, and ensuring that Personal Trade Compliance is provided with duplicate statements and confirmations for your account(s).

8.3 - Types of Securities Subject to the Limited Choice Policy

     To gain a better understanding of what types of securities are subject to the policy, please see the Securities Reporting List.

If you maintain a BROKERAGE ACCOUNT outside of the limited choice brokers (Ameriprise Financial, Merrill Lynch, or Charles Schwab) that holds securities subject to the limited choice policy, you have the following options:

     1. You may transfer the subject holdings to a like-ownership account at one of the approved brokers.

     2. You may liquidate the subject holdings (subject to the requirements in the Code) and either hold the proceeds as cash or reinvest in non-subject securities.

     3.   You may apply for an exception.

8.4 - Exceptions


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Exceptions to the limited choice policy of conducting personal trading through one of the three authorized brokers - Ameriprise Financial Brokerage, Charles Schwab, or Merrill Lynch - will be rare. If you believe your situation warrants an exception, print and complete the Exception Request Form found in your Code of Ethics folder.

If you are granted an exception, you are responsible for ensuring that Personal Trade Compliance receives duplicate confirmations and statements.

     An exception to the limited choice policy does not make you exempt from complying with all other requirements in this Code of Ethics.

                                    APPENDIX

Item                                                    Page
----                                                    ----
Definitions                                              24
List of separate publications as part of the appendix


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DEFINITIONS

This page offers brief definitions for terms frequently used in the Code of Ethics. These terms appeared in the Code as bolded and italicized. Select definitions may direct you to additional reference sheets located in the appendix that contains information subject to frequent updates. These reference sheets should be consulted on a regular basis to ensure complete compliance with the Code of Ethics.

BENEFICIAL OWNERSHIP: A beneficial owner of an account or a security includes any person who, directly or indirectly, has or shares voting or investment power. For the purposes of the Code of Ethics, a beneficial owner includes accounts held in the name of any of the following individuals:

..    You
..    Your spouse/partner
..    Financially dependent members of your household (while this normally applies to dependent children, adult children living with older parents are also included)

In addition, you also have BENEFICIAL OWNERSHIP if any of the individuals listed above:

..    Is a trustee or custodian for an account (e.g., for a child or parent)
..    Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death
..    Participates in an investment club
..    Has another arrangement where they give advice and also have a direct or indirect ownership (e.g. treasurer of an outside organization).

BROKERAGE ACCOUNT: A Brokerage Account is an account held at a licensed brokerage firm in which securities on the Securities Reporting List are bought and sold (e.g., stocks, bonds, futures, options, Covered Funds). This includes employer-sponsored incentive savings plans.


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CLOSED-END FUNDS: A closed-end fund is a publicly traded investment company that raises a fixed amount of capital through an Initial Public Offering (IPO). The fund is then structured, listed and traded like a stock on a stock exchange.

COVERED CLOSED-END FUNDS: Closed-End Funds for which CMIA serves as an investment adviser. The current list of Covered Closed-End Funds is available as a reference sheet in the appendix.

COVERED FUNDS: Covered Closed-End Funds and Mutual Funds for which CMIA serves as an investment adviser or for which an affiliate of Columbia Investments serves as principal underwriter are "Covered Funds." The current list of Covered Funds is available as a reference sheet in the appendix.

COVERED PERSON: Covered Persons are individuals either directly employed by CMIA or have access to non-public trading or holdings information of clients of CMIA. The full criteria for being considered to be a Covered Person appears in Section 3.0.

INITIAL PUBLIC OFFERING OR (IPO): An offering of securities issued to the public for the first time, typically with the assistance of an underwriting firm and selling group. Employees of Ameriprise Financial and its affiliates are generally prohibited from acquiring equity securities via an IPO, but other types of securities may be acceptable. Please contact Personal Trade Compliance for additional instructions.

MUTUAL FUNDS: U.S.-registered open-end investment companies, the shares of which are redeemable on any trading day at the net asset value, including those funds that are variable portfolios offered primarily as investment options to insurance companies.

PRIVATE FUNDS: Private investment funds sponsored and managed by CMIA.

PORTFOLIO MANAGERS: Individuals with direct responsibility and authority over investment decisions affecting any account owned or managed by CMIA and includes the person responsible for day-to-day investment decisions and other members of the Portfolio Manager's investment team.

RESEARCH ANALYSTS: Individuals who are responsible for making new investment recommendations or changes in recommendations.

TRADE DATE: Policies that involve holding periods or blackout periods often refer to "trade date" as the time to begin calculating the restriction. "TRADE DATE" is when the trade is first placed, as opposed to "settlement date." The Code does NOT use "settlement date" for any of its policies.

SEPARATE APPENDIX PUBLICATIONS

These procedure sheets and reference charts are provided to aid you in complying with the policies described in the Code of Ethics.

     .    Securities Reporting List for Covered Persons

     .    Current List of Covered Mutual Funds and Covered Closed End Funds

     .    Obtaining Trade Preclearance procedure sheet

     .    Private Placement Preclearance procedure sheet

     .    Current List of Satellite Offices as part of CMIA


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     .    Non U.S. Operations Covered Persons Guidelines

     .    Trade Preclearance Fax Form

     .    Brokerage Account Notification Form

     .    Limited Choice Exception Request Form


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